Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of February 15, 2018, by and between National Retail Properties, Inc., with its principal place of business at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (the “Company”), and Michelle L. Miller, residing at the address set forth on the signature page hereof (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to continue to be employed by the Company, on the terms and conditions set forth herein.

Accordingly, the parties hereto agree as follows:

1.
Term. The Company hereby employs Executive, and Executive hereby accepts such employment, for a term (as the same may be extended, the “Term”) commencing as of February 15, 2018, and continuing until January 2, 2019, unless terminated earlier in accordance with the provisions of Section 4. On January 2, 2019, the Term shall automatically be extended for successive two (2) year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing, in accordance with Section 8, sixty (60) days prior to the expiration of the initial period or any subsequent renewal period.
2.
Duties. During the Term, Executive shall be employed by the Company as Executive Vice President and Chief Accounting Officer of the Company, and, as such, Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, which duties shall not be materially inconsistent with the duties performed by accounting officers holding similar offices with real estate investment trusts. Executive shall report directly to the Chief Financial Officer. Executive shall devote substantially all of her business time and effort to the performance of her duties hereunder, except that Executive may devote reasonable time and attention to civic, charitable, business or social activities so long as such activities do not interfere with Executive’s employment duties. Executive shall comply with the policies, standards, and regulations established from time to time by the Company.
3.
Compensation.
3.1
Salary. For purposes of this Agreement, a “Contract Year” shall mean each calendar year during the Term. During the 2018 Contract Year of the Term, the Company shall pay Executive a base salary at the rate of $230,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives, but not less frequently than monthly. The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s base salary each Contract Year during the Term and may increase such amount as it may deem advisable (such salary, as the same may be increased, the “Annual Salary”). The Annual Salary shall be prorated for any partial Contract Year.
3.2
Bonus and Incentive Compensation. Executive will be entitled to participate in the Company’s annual bonus program in effect from time to time as follows:
(a)
Annual Bonus Compensation. Executive shall be eligible to receive a bonus each Contract Year (“Annual Bonus”) as the Compensation Committee shall determine. Executive’s Annual Bonus shall be determined in accordance with the Company’s executive compensation policies as in effect from time to time during the Term and shall be based, in part, on her achieving her individual performance goals for the year and, in part, on the Company’s achieving its performance goals for the year. The Annual Bonus shall be paid on a date within the one hundred eighty (180) day period commencing on January 1 of the year following the year in which the applicable performance period ends.
(b)
Equity Incentive Awards. Executive shall be eligible to participate each Contract Year in the Company’s equity incentive plans pursuant to the Company’s 2017 Performance Incentive Plan (or any successor thereto) or such other plans or programs as the Compensation Committee shall determine. In the event that the vesting terms of the applicable award agreements governing Executive’s equity-based incentive awards differ from or are in conflict with the vesting terms set forth in Section 4 of this Agreement, the terms of such award agreements shall govern and control.

3.3
Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 3.4, Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs.
3.4
Specific Benefits. Without limiting the generality of Section 3.3, the Company shall make available to Executive the fringe benefits set forth on Attachment “A” to this Agreement. Executive shall be entitled to twenty (20) days (i.e. 160 hours) of paid time off (“PTO”) per Contract Year (prorated for partial Contract Years). Unless otherwise required by law, no more than ten (10) days of unused PTO may be carried forward (on a “first-in, first-out” basis) to the immediately following year (but not thereafter).
3.5
Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses incurred by Executive during the Term in the performance of Executive’s services under this Agreement; provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established from time to time by the Company.
4.
Termination of Employment.
4.1
Termination upon Death or Disability. If Executive dies during the Term, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provided under this Section 4.1. If Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none, if Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to her for at least one hundred twenty (120) consecutive or non-consecutive days out of any consecutive twelve (12) month period), the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive; provided that the Company will have no right to terminate Executive’s employment if, in the reasonable opinion of a qualified physician acceptable to the Company, it is substantially certain that Executive will be able to resume Executive’s duties on a regular full-time basis within thirty (30) days of the date Executive receives notice of such termination. Upon death or other termination of employment by virtue of disability in accordance with this Section 4.1, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefits hereunder on and after the effective date of the termination of employment other than (i) Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) a cash payment equal to the prorated portion of the Annual Bonus at the “target” level for the Contract Year or partial Contract Year in which Executive’s employment hereunder terminates, payable within the seventy (70) day period commencing on the date of Executive’s separation from service; provided, however, if the Compensation Committee has not set a “target” level Annual Bonus for the Contract Year in which Executive’s employment hereunder terminates then the cash payment will be calculated using the “target” level Annual Bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs; (iii) elimination of any exclusively time-based vesting conditions on any restricted stock, stock option or other equity awards in the Company she had been granted which she then continues to hold, to the extent then unvested (it being expressly understood and agreed that any performance-based vesting conditions (whether or not in tandem with such time-based vesting conditions) will continue in effect in accordance with their terms, except as may otherwise be provided to the contrary in the applicable award agreements); (iv) in the event of Executive’s death, (A) a cash payment equal to two (2) months of Executive’s Annual Salary payable no later than ten (10) days after such termination, and (B) continuation to Executive’s spouse and dependents of fully paid health insurance benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) during the one (1) year following the date of termination; and (v) Executive (or, in the case of her death, her estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.2
Termination by the Company for Cause; Termination by Executive without Good Reason.
(a)
For purposes of this Agreement, “Cause” shall mean Executive’s:
(i)
conviction of (or pleading nolo contendere to), or an indictment or information is filed against Executive and is not discharged or otherwise resolved within twelve (12) months thereafter, and said indictment or information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;
(ii)
continued failure substantially to perform her duties or to carry out the lawful written directives of the Board;
(iii)
material breach of a fiduciary duty, including disclosure of any conflicts of interests that are known to Executive, or with reasonable diligence should be known, relating to Executive’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of her duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or
(iv)
material breach of any provision of Section 6 or any other provisions of this Agreement provided, that the Company shall not be permitted to terminate Executive for Cause except on written notice given to Executive at any time following the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) above. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clause (ii) or (iv) above unless the Company provided written notice to Executive setting forth in reasonable detail the reasons for the Company’s intention to terminate for Cause, Executive has been provided the opportunity, together with counsel, not later than fourteen (14) days following such notice to be heard before the Board and Executive failed within thirty (30) days (or, if later, five (5) business days after such hearing) to cure the event or deficiency set forth in the written notice.

(b)
The Company may terminate Executive’s employment hereunder for Cause, and Executive may terminate her employment at any time upon sixty (60) days prior written notice to the Company. If the Company terminates Executive for Cause, or Executive terminates her employment (including by an election by Executive not to renew the Term as contemplated by and in accordance with the last sentence of Section 1) and the termination by Executive is not covered by Section 4.3, (i) Executive shall receive Annual Salary and other benefits (but, in all events, and without increasing Executive’s rights under any other provision hereof, excluding any Annual Bonus not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (ii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
4.3
Termination by the Company without Cause; Termination by Executive for Good Reason.
(a)
For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by Executive:
(i)
a material reduction in Executive’s position, authority, duties or responsibilities;
(ii)
a reduction in Annual Salary of Executive;
(iii)
the relocation of Executive’s office to more than fifty (50) miles from the Company’s principal place of business in Orlando, Florida;
(iv)
the Company’s material breach of this Agreement; or
(v)
the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform this Agreement.

Notwithstanding the foregoing, Good Reason under clause (i), (ii), (iii), or (iv) above shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than fifteen (15) days from the date of such notice, subject to extension to allow the Company the opportunity to cure as described below) is given by Executive to the Company no later than thirty (30) days after the time at which Executive first becomes or should have become aware of the event or condition purportedly giving rise to Good Reason; and, in such event, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder, but, if the Company does not cure such event within the thirty (30) day period, Executive must terminate her employment not later than forty-five (45) days after the end of such thirty (30) day period in order for Good Reason to exist.

(b)
The Company may terminate Executive’s employment at any time for any reason or no reason upon thirty (30) days prior written notice to Executive and Executive may terminate Executive’s employment with the Company for Good Reason in accordance with Section 4.3(a). If the Company terminates Executive’s employment and the termination is not covered by Sections 4.1, 4.2 or 4.4 or Executive terminates her employment for Good Reason:
(i)
Executive shall (subject, in the case of the following clauses (C), (D) and (G), to Executive’s delivery of a general release reasonably acceptable to the Company which shall have become irrevocable and Executive’s compliance with the covenants set forth in Section 6) be entitled to:
(A)
any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;
(B)
reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;
(C)
a cash payment equal to 200% of Executive’s Annual Salary, payable in equal installments over a twelve (12) month period in accordance with the Company’s usual and customary payroll practices;
(D)
a cash payment equal to 200% of Executive’s average Annual Bonus for the three (3) Contract Years immediately preceding the date of termination, payable in equal installments over a twelve (12) month period in accordance with the Company’s usual and customary payroll practices; provided, however, that if Executive’s termination under this Section 4.3 occurs on or after the consummation of a Change of Control and Executive has not been employed as Chief Accounting Executive for three (3) Contract Years, then the amount payable to Executive under this clause (D) shall be equal to 200% of Executive’s average Annual Bonus for the three (3) calendar years immediately preceding the calendar year in which the date of termination occurs;
(E)
vesting of any restricted stock, stock options or other equity awards in the Company Executive had been granted which Executive then continues to hold, to the extent then unvested;

(F)
for a period of one (1) year after termination, such health benefits under the Company’s health plans and programs applicable to associates of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (F) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements); and
(G)
in the event of such a termination upon or after a Change of Control, a prorated Annual Bonus at the “target” level for the Contract Year or partial Contract Year in which Executive’s employment hereunder terminates payable in a single sum; provided, however, if the Compensation Committee has not set a “target” level Annual Bonus for the Contract Year in which Executive’s employment hereunder terminates the prorated Annual Bonus will be calculated using the “target” level Annual Bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs.
(ii)
The timing of the payments provided under Section 4.3(b)(i) shall be as follows, except as provided in Section 4.5:
(A)
Amounts payable pursuant to clauses (A) and (B) of Section 4.3(b)(i) shall be paid in the normal course or in accordance with applicable law and in no event later than thirty (30) days following Executive’s separation from service;
(B)
Amounts payable pursuant to clauses (C), (D) and (G) of Section 4.3(b)(i) shall be paid or commence, as applicable, on the 60th day following the separation from service, provided Executive has delivered the release referenced in Section 4.3(b)(i) to the Employer and such release has become irrevocable; and
(C)
Amounts payable for the health benefits provided pursuant to clause (F) of Section 4.3(b)(i) shall commence at the date following Executive’s separation from service that is required under the relevant health plans and programs to provide such benefits.
(iii)
Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
4.4
Natural Termination. In the event that Executive’s employment by the Company pursuant to this Agreement terminates at the scheduled expiration of the Term because of a non-renewal of the Term as a result of a decision by the Company not to renew as contemplated by and in accordance with the last sentence of Section 1 (and not theretofore under Section 4.1, 4.2 or 4.3),
(i)
Executive shall (subject, in the case of the following clauses (C) and (E), to Executive’s delivery of a general release reasonably acceptable to the Company which shall have become irrevocable and Executive’s compliance with the covenants set forth in Section 6) be entitled to:
(A)
any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;
(B)
reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;
(C)
a cash payment equal to 100% of Executive’s Annual Salary, payable in equal installments over a twelve (12) month period in accordance with the Company’s usual and customary payroll practices;
(D)
for a period of one (1) year after termination, such health benefits under the Company’s health plans and programs applicable to associates of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination upon expiration); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (D) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements);
(E)
a prorated Annual Bonus at the “target” level for the Contract Year or partial Contract Year in which Executive’s employment hereunder terminates payable in a single sum; provided, however, if the Compensation Committee has not set a “target” level Annual Bonus for the Contract Year in which Executive’s employment hereunder terminates then the prorated Annual Bonus will be calculated using the “target” level Annual Bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs; and
(F)
only in the case of expiration of the initial Term, elimination of any exclusively time-based vesting conditions on any restricted stock, stock option or other equity awards in the Company Executive had been granted which Executive then continues to hold, to the extent then unvested (it being expressly understood and agreed that any performance-based vesting conditions (whether or not in tandem with such time-based vesting conditions) will continue in effect in accordance with their terms, except as may otherwise be provided to the contrary in the applicable award agreements).
(ii)
The timing of the payments provided under Section 4.4(i) shall be as follows, except as provided in Section 4.5:
(A)
Amounts payable pursuant to clauses (A) and (B) of Section 4.4(i) shall be paid in the normal course or in accordance with applicable law and in no event later than thirty (30) days following Executive’s separation from service;
(B)
Amounts payable pursuant to clauses (C) and (E) of Section 4.4(i) shall be paid or commence, as applicable, on the 60th day following the separation from service, provided Executive has delivered the release referenced in Section 4.4(i) to the Employer and such release has become irrevocable; and
(C)
Amounts payable for the health benefits provided pursuant to clause (D) of Section 4.4(i) shall commence at the date following Executive’s separation from service that is required under the relevant health plans and programs to provide such benefits.
(iii)
Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
4.5
Delay in Payment to a Specified Employee - Section 409A.

If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service, the provisions of this Section 4.5 shall apply, but only if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”). No distribution shall be made to Executive under Sections 4.1, 4.3 or 4.4 of this Agreement before the date that is six (6) months after her separation from service or, if earlier, the date of Executive’s death. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 4.5 shall be paid (without interest) as soon as practicable (and in all events within ten (10) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within ten (10) days, after the date of Executive’s death).

5.
Limitation on Payments.

5.1 General. In the event that the payments and benefits (the “Payments”) paid or provided to Executive under this Agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Payments shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of the Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999. The provisions of this Section 5 shall apply if, at the time of any change in ownership or control of the Company (within the meaning of Section 280G), the Company is an entity whose stock is readily tradable on an established securities market (or otherwise), within the meaning of Section 280G.

5.2 Accountants’ Determinations. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If a reduction in the Payments constituting “parachute payments” as defined in Section 280G is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (a) reduction of the cash severance payments; (b) cancellation of accelerated vesting of equity awards; and (c) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of Executive’s equity awards’ grant dates.

6.
Non-Competition, Non-Solicitation, and Confidentiality; Certain Other Covenants.
6.1
Disclosure of Confidential Information. Executive acknowledges that the Company will provide Executive with confidential and proprietary information regarding the business in which the Company or any of its current or future subsidiaries or affiliates (collectively, other than the Company, the “Company Affiliates”) are involved, and the Company and the Company Affiliates will provide Executive with trade secrets, as defined in Section 688.002(4) of the Florida Statutes, of the Company and the Company Affiliates (hereinafter all such confidential information and trade secrets referred to as the “Confidential Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to:
(a)
Information related to the business of the Company and the Company Affiliates, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business and strategic plans, financial statements and projections, accounting and tax positions and procedures, and other business and financial information of the Company and the Company Affiliates;
(b)
Information regarding the customers of the Company and the Company Affiliates which Executive acquired as a result of her employment with the Company, including but not limited to, customer contracts, customer lists, work performed for customers, customer contacts, customer requirements and needs, data used by the Company and the Company Affiliates to formulate customer proposals, customer financial information and other information regarding the customer’s business;
(c)
Information regarding the vendors of the Company and the Company Affiliates which Executive acquired as a result of her employment with the Company, including but not limited to, product and service information and other information regarding the business activities of such vendors;

(d)
Training materials developed by and utilized by the Company and the Company Affiliates;
(e)
Any other information which Executive acquired as a result of her employment with the Company and which Executive has a reasonable basis to believe the Company or the Company Affiliates, as the case may be, would not want disclosed to a business competitor or to the general public; and
(f)
Information which:
(i)
is proprietary to, about or created by the Company or the Company Affiliates;
(ii)
gives the Company or any of the Company Affiliates some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or the Company Affiliates;
(iii)
is not typically disclosed to non-executives by the Company or otherwise is treated as confidential by the Company or the Company Affiliates; or
(iv)
is designated as Confidential Information by the Company or from all the relevant circumstances should reasonably be assumed by Executive to be confidential to the Company or any Company Affiliates;

provided, however, that Confidential Information shall not include information which (x) at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive, (y) is obtainable in the public domain, or (z) if Executive gives prior notice to the Company of any disclosure of information described in the following provisions of this clause (z), can be and is demonstrated by Executive as not having been developed by use of or reference to other Confidential Information and as not having been acquired or developed by Executive in connection with Executive’s employment or affiliation with the Company.

6.2
Covenant Not to Compete. While employed by the Company and, in the event of a termination of Executive’s employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal), for a period of one (1) year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for compensation or otherwise, engage in or have any interest in any sole proprietorship, partnership, corporation, company, association, business or any other person or entity (whether as an employee, officer, member, partner, corporation, business or any creditor, consultant or otherwise) that, directly or indirectly, competes with the Company’s “Business” (as defined below) in any and all states in which the Company or any Company Affiliate conducts such business while Executive is employed by the Company or any Company Affiliate; provided, however, Executive may continue to hold securities of the Company or any Company Affiliate or continue to hold or acquire, solely as an investment, shares of capital stock or other equity securities of any company if (x) she currently holds an interest in such stock or other securities, and before the date hereof has disclosed to the Board in detail (I) the applicable company (or companies) and (II) the specific stock or other equity securities of the entity she owns, or (y) the stock or other securities are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than 5% of any class of capital stock of such corporation. For purposes of this Agreement, the Company’s “Business” is defined so as to consist of the development, acquisition, ownership, management, and sale of a diversified portfolio of high-quality, freestanding net-lease properties leased to retail, restaurant, convenience-store and similar businesses, and such other businesses conducted by the Company after the date hereof, and from time to time during the Term, that shall become material and substantial with respect to the Company’s then-overall business.
6.3
Non-Solicitation of Clients. While employed by the Company and, in the event of a termination of Executive’s employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal), for a period of one (1) year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for herself or as principal, agent, independent contractor, consultant, director, officer, member, partner or employee of any other person, firm, corporation, partnership, company, association, business or other entity, solicit, attempt to contract with, or enter into a contractual or business relationship of any kind pertaining to any aspect of the Company’s Business, or any other business conducted by the Company or any Company Affiliate at the time of termination of employment or at any time in the prior twelve (12) month period, with any person or entity with which the Company or any Company Affiliate has any contractual or business relationship, or engaged in negotiations toward such a contract, in the previous twelve (12) months, if such solicitation, attempt to contract with, or entering into a contractual or business relationship would have a material adverse effect on the Company’s operations, financial condition, prospects or relationship with such person or entity.
6.4
Non-Solicitation of Employees. While employed by the Company and, in the event of a termination of Executive’s employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal), for a period of one (1) year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not directly or indirectly, for herself or as principal, agent, independent contractor, consultant, director, officer, member, partner or employee of any other person, firm, corporation, partnership, company, association or other entity, either (i) hire, attempt to employ, contact with respect to hiring, solicit with respect to hiring or enter into any contractual arrangement with any employee or former employee of the Company or any Company Affiliate, or (ii) induce or otherwise advise or encourage any employee of the Company or any Company Affiliate to leave his or her employment; unless, in each such case, such employee or former employee has not been employed by the Company or a Company Affiliate for a period in excess of six (6) months at the time of such solicitation, attempt to employ, contact, employment or inducement.

6.5
Confidentiality. Subject to Section 6.10, while employed by the Company and after Executive’s employment terminates for any reason, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall keep secret and retain in strictest confidence, shall not disclose to any third-party, and shall not use for her benefit or the benefit of others, except in connection with the business affairs of the Company, any Company Affiliate, or any of their officers or directors (collectively, the “Benefited Persons”), all confidential and proprietary information and trade secrets relating to the business of the Company or any of the other Benefited Persons (but not if expressly excluded from being Confidential Information under the proviso of Section 6.1(f)), including, without limitation, the Confidential Information, unless such disclosure is required by a valid subpoena or other legal mandate or otherwise by rule of law or other valid order of a court or government body or agency. In the event disclosure so is required, Executive shall provide the Company with written notice of same at least five (5) business days prior to the date on which Executive is required to make the disclosure. Notwithstanding the foregoing, the express terms of this Section 6.5 shall not apply in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal.
6.6
Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company, and shall not be removed from its premises, except as required in the course of Executive’s employment by the Company, without the prior written consent of the Company. Such items, including any copies or other reproductions thereof, shall be promptly returned by Executive to the Company at any time upon the written request of the Company (or, if requested by the Company, destroyed by Executive). Notwithstanding the foregoing, the express terms of this Section 6.6 shall not apply in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal.
6.7
Non-Disparagement. Subject to Section 6.10, while employed by the Company and after Executive’s employment terminates, Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically (a) any derogatory comment concerning the Company and the Company Affiliates or any of their respective current or former directors, officers, employees or shareholders or (b) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company and the Company Affiliates. Nothing in the foregoing shall preclude Executive from providing truthful disclosures required by applicable law or legal process.
6.8
Remedies.
(a)
The Company and Executive acknowledge and agree that a breach by Executive of any of the covenants contained in this Section 6 will cause immediate and irreparable harm and damage to the Company and any other Benefited Person, and that monetary damages will be inadequate to compensate the Company, and any other Benefited Person, as the case may be, for such breach. Accordingly, Executive acknowledges that the Company and any other Benefited Person affected shall, in addition to any other remedies available to it at law or in equity, be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of said covenants by Executive or any of her affiliates, associates, partners or agents, either directly or indirectly, without the necessity of proving the inadequacy of legal remedies or irreparable harm.
(b)
Except with regard to Section 6.8(a), all disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

(i)
Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after appointment of the third arbitrator. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, her heirs, personal representatives, and legal representatives.
(ii)
The arbitration proceedings shall take place in Orlando, Florida, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.
(iii)
Each party shall pay its or her own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.
6.9
Change of Control. For the purposes of this Agreement, “Change of Control” shall be a change of control under the applicable definition contained in the Company’s 2017 Performance Incentive Plan, or successor thereto of comparable import; provided, however, that in no event shall a Change of Control for purposes of this Agreement be deemed to have arisen merely by virtue of a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Securities Exchange Act of 1934, as amended) having become a direct or indirect owner of Company securities (such that a Change of Control would, without regard to this proviso, otherwise have been deemed to have occurred), if Executive is or is a member of such person or group.
6.10
Confidential Disclosure in Reporting Violations of Law or in Court Filings. Executive acknowledges and the Company agrees that Executive may disclose Confidential Information in confidence, directly or indirectly, to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency

Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Executive may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 B.SC. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 B.SC. § 1833(b).
7.
Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.
8.
Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:
(a)
If to the Company, to:

National Retail Properties, Inc.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801

Attn: Chairman of the Compensation Committee

of the Board of Directors

with a copy to:

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attn: General Counsel

and

Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth Street, N.W.
Washington, DC 20036
Attn: Jeffrey B. Grill, Esq.

(b)
If to Executive, to:

Michelle L. Miller

at the address set forth on the signature page hereof

Either party may change its address for notices in accordance with this Section 8 by providing written notice of such change to the other party.

9.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
10.
Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to a Company Affiliate upon written notice to Executive, provided that (i) the assignee assumes all of the obligations of the Company under this Agreement, (ii) Executive’s role when viewed from the perspective of Company Affiliates in the aggregate is comparable to such role immediately before the assignment, and (iii) the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.
11.
Attorneys’ Fees. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding, except that, in the event of an arbitration, the provisions of Section 6.8(b)(iii) shall apply.

12.
Entire Agreement. This Agreement, including its incorporated Attachment “A,” constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement (including without limitation the Existing Employment Agreement) are superseded in their entirety by this Agreement.
13.
Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
14.
No Duty to Mitigate. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate (except as otherwise provided in clause (i)(F) of the second sentence of Section 4.3(b) or clause (i)(D) of Section 4.4).
15.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but which together shall be one and the same instrument.
16.
Advice. Executive confirms and represents to the Company that she has had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as she deems necessary for entering into this Agreement, and she has not relied upon the advice of the Company or the Company’s officers, directors, or employees.
17.
Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

18.
Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
19.
Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A, with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.
20.
Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NATIONAL RETAIL PROPERTIES, INC.

By: /s/ Don DeFosset

Name: Don DeFosset

Title: Chairman of the Compensation Committee

/s/ Michelle Miller

Michelle Miller

ATTACHMENT “A”

Additional Fringe Benefits

•
$500/month car allowance
•
Long-term disability coverage provided to all associates of the Company. The Company shall have no obligation to obtain disability insurance in amounts greater than what is provided under the Company’s group plan or plans from time to time.
•
Life insurance benefits with a face amount equal to Annual Salary (provided that, if at any time the Company cannot obtain such insurance at rates which are reasonable for the provision by the Company of such a benefit, the Company may then self-insure such benefits).